Exhibit 99.1
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                        The Wilber Corporation Announces
               Second Quarter 2005 Earnings and Quarterly Dividend
================================================================================


                              FOR IMMEDIATE RELEASE

DATE:  July 22, 2005
FROM:  Alfred S. Whittet, Vice Chairman, President and CEO
PHONE: 607-433-4148

Oneonta, New York, July 22, 2005 - The Wilber Corporation, parent company of Wilber National Bank, today reported Net Income of $1.999 million and Earnings per Share of $0.18 for the three-month period ended June 30, 2005. By comparison, the Company's Net Income and Earnings per Share for the three-month period ended June 30, 2004, were $1.851 million and $0.17, respectively. The Company's Return on Average Assets and Return on Average Equity for the second quarter were 1.06% and 11.76%, respectively, as compared to 1.01% and 11.53% for the same period in 2004. For the quarter ended June 30, 2005, Average Total Assets of the Company increased to $754 million. This compares to $735 million for the same period ended June 30, 2004, a $19 million or 2.5% increase.

For the six-month period ended June 30, 2005, the Company reported Net Income of $4.169 million and Earnings per Share of $0.37. By comparison for the six-month period ended June 30, 2004, Net Income and Earnings per Share were $4.135 million and $0.37, respectively, an increase in Net Income of $34 thousand.

Alfred S. Whittet, the Company's President and CEO, said, "During the first six months of 2005, the Company's Net Interest Margin (tax equivalent) was 3.83%, as compared to 3.67% for the same six-month period in 2004. We were able to improve the Company's Net Interest Margin to approximately the same level as we experienced for the first six months of 2003. The improvement through the first six months of 2005 was primarily attributable to an 8.5% growth in average loans outstanding and a significant decline in prepayments on our mortgage-backed securities held in the investment portfolio. Unfortunately, the $909 thousand improvement in Net Interest Income during the first two quarters of 2005 was entirely offset by a $972 thousand increase in non-interest expense. The acquisition of the Walton and Sidney, NY, branches of HSBC created sizable one-time printing, mailing and check printing costs. The additional employees associated with the HSBC transaction and the establishment of a new loan production office in the Syracuse, NY market has added to the Company's salary and employee benefit expenses. While these expenses were incurred during the first half of 2005, overall, we have been very pleased with our ability to attract and retain new customers. The Delaware County branches are already contributing to the profitability of the Company.

Mr. Whittet commented further, "As we look forward to the remainder of the year, we are faced with the challenges of successfully completing our core operating system conversion (scheduled for July 29th) and the process of bringing the Company into full compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Completing both of these projects in the same year is quite daunting. Our staff has, and continues to work very hard to successfully accomplish both of these goals in the hopes that we will provide even better service to our customers in the future and assure our shareholders and regulators of the soundness of our corporate accounting practices."

In related news, on July 22, 2005, the Company's Board of Directors declared a quarterly dividend of $0.095 per share payable August 19, 2005 to shareholders of record on August 5, 2005.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent company of Wilber National Bank, a national bank chartered in 1874 with 20 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome Counties and loan production offices located in Kingston and Syracuse, New York. The Company's common stock trades under the symbol GIW on the American Stock Exchange.

                                      ###

NOTE: This release may contain certain statements which are historical facts or which concern the Company's future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance


THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
----------------------------------
($ In thousands, except per share amounts)
Unaudited                                                          As of and for the three     As of and for the six
                                                                    months ended June 30,      months ended June 30,
Condensed Income Statement                                             2005       2004(3)         2005        2004(3)
-----------------------------------------------------------------------------------------     ----------------------
      Net interest income                                          $  6,381      $  5,796     $ 12,692      $ 11,783
      Provision for loan losses                                         240           300          480           660
                                                                   ----------------------     ----------------------
          Net interest income after provision for loan losses         6,141         5,496       12,212        11,123
      Noninterest income                                              1,451         1,069        2,865         2,881
      Noninterest expense                                             4,845         4,113        9,398         8,426
                                                                   ----------------------     ----------------------
          Income before taxes                                         2,747         2,452        5,679         5,578
      Income taxes                                                      748           601        1,510         1,443
                                                                   ----------------------     ----------------------
          Net income                                               $  1,999      $  1,851     $  4,169      $  4,135

Share and Per Share Data
-----------------------------------------------------------------------------------------     ----------------------
      Average common shares outstanding (in thousands)               11,171        11,209       11,179        11,209
      Period-end common shares outstanding (in thousands)            11,163        11,209       11,163        11,209

      Net income per share                                         $   0.18      $   0.17     $   0.37      $   0.37

      Cash dividends declared                                      $  0.095      $  0.095     $   0.19      $   0.19

      Book value per common share                                  $   6.14      $   5.67     $   6.14      $   5.67

Period-end Balances
-----------------------------------------------------------------------------------------     ----------------------
      Total Assets                                                 $755,054      $726,187     $755,054      $726,187
      Earning Assets                                                710,711       686,055      710,711       686,055
      Loans, gross                                                  406,911       374,393      406,911       374,393
      Allowance for loan losses                                       6,368         6,113        6,368         6,113
      Deposits                                                      601,501       578,126      601,501       578,126
      Shareholders' equity                                           68,585        63,594       68,585        63,594

Average Balances
-----------------------------------------------------------------------------------------     ----------------------
      Total Assets                                                 $754,451      $734,774     $757,255      $729,367
      Earning Assets                                                712,457       696,022      715,871       690,254
      Loans, gross                                                  400,757       370,145      398,463       367,222
      Allowance for loan losses                                       6,396         6,001        6,337         5,890
      Deposits                                                      604,539       584,412      597,109       580,035
      Shareholders' equity                                           68,197        64,563       68,104        65,094

Key Ratios
-----------------------------------------------------------------------------------------     ----------------------
      Earnings:
          Return on average assets                                     1.06%         1.01%        1.11%         1.14%
          Return on average equity                                    11.76%        11.53%       12.34%        12.77%
          Net interest margin (tax-equivalent)                         3.86%         3.58%        3.83%         3.67%
          Efficiency ratio (1)                                        58.40%        55.75%       57.27%        56.24%

Asset Quality
-----------------------------------------------------------------------------------------     ----------------------
      Net loan charge-offs to average loans, annualized                0.25%         0.09%        0.18%         0.17%
      Allowance for loan losses to period-end loans                    1.56%         1.63%        1.56%         1.63%
      Allowance for loan losses to non-performing loans (2)             191%          340%         191%          340%
      Non-performing loans to period-end loans                         0.82%         0.48%        0.82%         0.48%
      Non-performing assets to period-end loans and other real
      estate                                                           0.84%         0.48%        0.84%         0.48%

Common Stock Data
Until February 11, 2004, the common stock of The Wilber Corporation      2005        High Trade    Low Trade    Dividend
                                                                         ----        ----------    ---------    --------
was inactively traded on NASDAQ's Over-the- Counter Bulletin          1st Quarter     $  12.90     $  11.94     $  0.095
Board market under the symbol WLBC.OB.  On February 12, 2004,         2nd Quarter     $  12.45     $  12.00     $  0.095
the Company's common stock ($0.01 par value per share) began trading on the American Stock Exchange (Amex(R)) under the symbol GIW.

                                                                         2004        High Trade    Low Trade    Dividend
                                                                         ----        ----------    ---------    --------
                                                                      1st Quarter     $  15.50     $  12.65     $  0.095
                                                                      2nd Quarter     $  13.65     $  12.00     $  0.095
                                                                      3rd Quarter     $  12.80     $  12.00     $  0.095
                                                                      4th Quarter     $  12.64     $  11.94     $  0.095

(1) Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.
(2) Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3) Certain figures have been reclassified to conform with current period presentation.